[LASER POWER CORPORATION LETTERHEAD]

             Laser Power Corporation Adopts Shareholder Rights Plan

San Diego, Calif., October 18, 1999 /PRNewswire/ -- Laser Power Corporation (Nasdaq: LPWR) announced that its Board of Directors approved the adoption of a Shareholder Rights Plan under which all shareholders of record as of October 15, 1999 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Laser Power stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Laser Power. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the Record Date. The rights will be exercisable only if a person or group acquires 15 percent or more of the Laser Power Common Stock. If a person acquires 15 percent or more of Laser Power's Common Stock, all rights holders except the buyer will be entitled to acquire Laser Power Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of Laser Power's Common Stock without negotiations with the Board.

The rights will trade with Laser Power's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Laser Power's Board of Directors may terminate the Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of the Laser Power Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date.

Laser Power Corporation designs, manufactures and markets high-performance lasers and laser optics for industrial, medical and military applications. The company's optics products are sold to laser system OEMs and end users as original and replacement components in high power CO2 and other lasers. The company's proprietary miniature solid state lasers ("microlasers") are designed for use in certain medical, telecommunications, projection display and other applications.

This news release contains forward looking statements that involve risks and uncertainties. The actual future results of Laser Power may differ materially from these statements due to a number of factors, including but not limited to risks and uncertainties relating to the development, manufacture and sale of Laser Power Corporation's microlasers, the integration of the businesses and operations of Laser Power Corporation and Exotic Materials Incorporated, fluctuations in the combined companies future performance, and competition. These and other factors are more fully addressed in Laser Power's most recent quarterly reports on Form 10-Q, annual report on Form 10-K and the Company's registration statement on Form S-4.

SOURCE Laser Power Corporation

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